Exhibit 10.1

January 13, 2009

Scott Theobald

Executive Vice President

Dear Scott:

In order to induce you to remain with Radian Group Inc. and its Subsidiaries (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended) (including successors as described below, the “Company”) during the current period of market uncertainty, we have, pursuant to the terms of this letter (the “Agreement”), decided to unilaterally agree to:

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Pay you severance (as set forth below) should your employment be terminated during the period beginning on the date of this Agreement and ending December 31, 2009 (“Transition Period”), by the Company without “cause” as those terms are defined below.

In the event that your employment with the Company is terminated during the Transition Period by the Company without “cause,” you shall be entitled to receive:

(1)	An amount equal to 78 weeks of your base salary as of the date of your termination, less applicable tax deductions and withholding. This severance amount will be paid in bi-weekly installments in accordance with the Company’s normal payroll practices. The first bi-weekly installment of the severance payment will be made within 15 days after your date of termination, subject to your execution of the release described below; and

(2)	An amount equal to 150% of your STI Target for the year in which your termination occurs. Such amount will be paid in a single lump sum within 15 days after your date of termination, subject to your execution of the release described below.

The payment of severance, as set forth in (1) and (2) above, shall be in lieu of, and replace all, other severance amounts to be paid to you under any other severance plans sponsored by the Company.

The payment of severance will be conditioned on you signing and delivering a general release of claims against the Company and its affiliates that will be provided to you for review and execution on or before your date of termination.

For purposes of this Agreement, “cause” shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its subsidiaries taken as a whole or, where your professional efforts are principally on behalf of a single subsidiary of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such subsidiary.

The Company shall require any person who acquires control of the Company to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with its terms, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Agreement, “the Company” shall mean Radian Group Inc. and its Subsidiaries and any successor to its stock, business or assets. If, upon a transaction, any such successor offers you employment and agrees to assume this Agreement, no severance benefits will be payable under this Agreement unless and until your employment is terminated by the successor without “cause” as a result of actions taken by the successor, during the period described above.

This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code or an exception, and shall in all respects be administered in accordance with section 409A. To the maximum extent allowable, severance pay under paragraph (1) above shall be paid under the section 409A “separation pay exception.”

Notwithstanding anything in the Agreement to the contrary, if required by section 409A, if and to the extent that any amount is considered “deferred compensation” under this Agreement and is, due to your status as a “specified employee,” required to be postponed for a period of six months after separation from service pursuant to section 409A, such amount shall be postponed as required by section 409A. The accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six month period. In the event of your death during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death.

This Agreement will be governed by Pennsylvania law.

We are pleased to provide this protection to you and trust that you will continue to serve the Company well as we move forward.

Very truly yours,

/s/ Richard I. Altman
Richard I. Altman
EVP Chief Administration Officer

Employee Acknowledgement:

Please complete and return to Human Resources in the envelope provided by January 23, 2009.

Name (please print):	H. Scott Theobald

Signature:	/s/ H. Scott Theobald

Date:	January 16, 2009

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